EXHIBIT 99

NEWS RELEASE

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

Dave & Buster’s Entertainment, Inc. Announces Third Quarter 2015 Financial Results

Reports 8.8% Increase in Comparable Store Sales

Generates Record-Setting Adjusted EBITDA and Margins for Third Quarter

Raises Full Year 2015 Pro-Forma Net Income Guidance

DALLAS, TX — (Globe Newswire) — December 8, 2015 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its third quarter 2015, which ended on November 1, 2015. The Company also raised its guidance for the full year 2015.

Key highlights from the third quarter 2015 compared to the third quarter 2014 include:

▪	Total revenues increased 17.9% to $192.8 million from $163.5 million.
▪	Comparable store sales increased 8.8% vs. an 8.7% increase in last year’s third quarter.
▪	Opened one store and relocated one store in the third quarter 2015.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 40.3% to $34.5 million from $24.6 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 290 basis points to 17.9%.
▪	Net income of $4.6 million, or $0.11 per diluted share, compared to net loss of $4.6 million, or $(0.13) per share, in the third quarter 2014.
▪	Pro forma net income**, a non-GAAP measure, of $5.0 million, or $0.12 per diluted share, compared to pro forma net loss of $2.3 million, or $(0.06) per share, in the same period last year.
▪	Signed master development agreement for seven stores in the Middle East.

* A reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"Dave & Buster’s is experiencing a phenomenal year of record results and we are very pleased to be increasing our annual guidance for the third consecutive time. Quarterly comparable store sales rose 8.8%, inclusive of an estimated negative 110 basis point Halloween calendar shift, and despite lapping an 8.7% gain from the prior year. We have now marked the 14th quarter in a row that we have exceeded the competitive industry benchmark while on a two-year stacked basis comparable trends of 17.5% were also higher sequentially than the previous two quarters of 16.7% and 14.6%, respectively. Guests continued to respond well to our ‘Summer of Games’ promotion which concluded in the third quarter along with our subsequent football-related promotions along with new food and beverage introductions. Our sales strength during the third quarter was well-represented across categories, operating days, day-parts, and geographies. We also set third quarter records for Adjusted EBITDA and Margins by leveraging operating costs into substantially higher profitability as we benefitted from the ongoing business shift to our higher-margin amusement category even as our food and beverage categories grow,” said Steve King, Chief Executive Officer.

“We are slated to open eight to nine new stores this year, mostly in the large store format, and are projecting nine to ten store openings in 2016 across both store formats. Our long-term target for store growth remains roughly 10% and we foresee at least a 200-store opportunity in North America alone. We are also confident that our ‘one of a kind’ dining, entertainment, and sports viewing venues will resonate with guests outside of North America while adding yet another layer of growth to our business model. We are therefore forging ahead with international development through multi-store licensing and recently signed an agreement for seven stores in the Middle East over a seven-year period with an experienced retail and restaurant operator. We look forward to signing additional agreements across other geographies over time as well,” King concluded.

Review of Third Quarter 2015 Operating Results

Total revenues increased 17.9% to $192.8 million from $163.5 million in the third quarter 2014. Across all stores, Food and Beverage revenues increased 14.9% to $89.8 million and Amusements and Other revenues increased 20.7% to $102.9 million. Food and Beverage represented 46.6% of total revenues while Amusements and Other represented 53.4% of total revenues in the third quarter 2015. In last year’s third quarter, Food and Beverage represented 47.8% of total revenues while Amusements and Other represented 52.2% of total revenues.

Comparable store sales increased 8.8% in the third quarter 2015 compared to an 8.7% increase in the same period last year. Our comparable store sales growth was driven by a 9.4% increase in walk-in sales and a 3.9% increase in special events sales. Non-comparable store revenues increased by $16.8 million or 72.7% in the third quarter 2015 to $40.0 million.

Store-level EBITDA* increased 32.5% to $44.5 million in the third quarter 2015 from $33.6 million in last year’s third quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 250 basis points to 23.1%.

Adjusted EBITDA* increased 40.3% to $34.5 million in the third quarter 2015 from $24.6 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 290 basis points to 17.9%.

Operating income increased to $9.5 million in the third quarter 2015 from $0.9 million in last year’s third quarter. As a percentage of total revenues, operating income increased approximately 430 basis points to 4.9%.

Net income increased to $4.6 million, or $0.11 per diluted share (42.9 million diluted share base), in the third quarter 2015 compared to net loss of $4.6 million, or $(0.13) per share (34.9 million share base), in the same period last year. Pro forma net income, a non-GAAP measure, was $5.0 million, or $0.12 per diluted share, compared to pro forma net loss of $2.3 million, or $(0.06) per share in the same period last year.

Development

In 2015, we intend to open a total of eight to nine new stores and relocate one existing store. All but one of our new store openings will be in the large store format.

We opened a store in Edina, Minnesota and relocated a store in Buffalo, New York during the third quarter. Thus far in the fourth quarter, we have opened stores in Friendswood (Houston), Texas and Glendale (Phoenix), Arizona, and plan to open stores in Springfield (Greater DC), Virginia and San Antonio, Texas by year-end.

Total capital additions (net of tenant improvement allowances) are now expected between $144 million and $149 million for 2015. This new range reflects higher pre-spend for the 2016 store class than previously estimated.

In 2016, we intend to open a total of nine to ten new stores in both the large and small store formats.

Financial Outlook

We are raising our financial outlook for 2015, which ends on January 31, 2016:

▪	Total revenues of $857 million to $861 million (vs. $844 million to $853 million previously).
▪	Comparable store sales increase of 8.5% to 9.0% (vs. 6.5% to 7.5% previously).
▪	Adjusted EBITDA* of $207 million to $209 million (vs. $199 million to $203 million previously).
▪	Effective tax rate of approximately 34.5% to 35.5%.
▪	Pro-forma net income of $59 million to $60.5 million (vs. $52.5 million to $55 million previously). Pro-forma net income excludes the net impact of charges related to secondary offerings and loss on debt retirement.
▪	Diluted share count of 42.8 million to 42.9 million.

For 2016, we expect total revenues and Adjusted EBITDA growth to be above our long-term financial targets of approximately 10% growth and low double digit growth, respectively.

Conference Call Today

Management will hold a conference call today to discuss these results at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (888) 504-7963 or for international callers by dialing (719) 325-2244. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 1218074.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 79 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada and recently signed a seven-store master development agreement for the Middle East.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	November 1, 2015	February 1, 2015
	(unaudited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$19,329	$70,876
Other current assets	79,734	72,404

Total current assets	99,063	143,280

Property and equipment, net	502,518	436,048

Intangible and other assets, net	370,318	371,361

Total assets	$971,899	$950,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$153,000	$126,140

Other long-term liabilities	150,831	136,832

Long-term debt, less current portion, net unamortized discount..	347,625	429,020

Stockholders' equity	320,443	258,697

Total liabilities and stockholders' equity	$971,899	$950,689

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 1, 2015		November 2, 2014

Food and beverage revenues	$89,826	46.6%	$78,179	47.8%
Amusement and other revenues	102,927	53.4%	85,295	52.2%
Total revenues	192,753	100.0%	163,474	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	23,575	26.2%	20,249	25.9%
Cost of amusement and other (as a percentage of amusement and other revenues)	12,842	12.5%	12,091	14.2%
Total cost of products	36,417	18.9%	32,340	19.8%
Operating payroll and benefits	48,048	24.9%	41,237	25.2%
Other store operating expenses	63,762	33.1%	56,298	34.4%
General and administrative expenses	12,640	6.6%	11,393	7.0%
Depreciation and amortization expense	20,032	10.4%	17,648	10.8%
Pre-opening costs	2,395	1.2%	3,650	2.2%
Total operating costs	183,294	95.1%	162,566	99.4%

Operating income	9,459	4.9%	908	0.6%

Interest expense, net	2,184	1.1%	6,130	3.8%
Loss on debt retirement	-	0.0%	1,592	1.0%

Income (loss) before provision (benefit) for income taxes	7,275	3.8%	(6,814)	-4.2%
Provision (benefit) for income taxes	2,721	1.4%	(2,207)	-1.4%
Net income (loss)	$4,554	2.4%	$(4,607)	-2.8%

Net income (loss) per share:
Basic	$0.11		$(0.13)
Diluted	$0.11		$(0.13)
Weighted average shares used in per share calculations:
Basic shares	41,241,274		34,881,763
Diluted shares	42,938,502		34,881,763
Note: Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014.

Other information:
Company-owned and operated stores open at end of period	77		70

Note: Our Farmingdale, New York location (which permanently closed on February 8, 2015) is included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 1, 2015		November 2, 2014

Net income (loss)	$4,554	2.4%	$(4,607)	-2.8%
Add back: Interest expense, net	2,184		6,130
Loss on debt retirement	-		1,592
Provision (benefit) for income taxes	2,721		(2,207)
Depreciation and amortization	20,032		17,648
EBITDA	29,491	15.3%	18,556	11.4%
Add back: Loss on asset disposal	296		645
Currency transaction loss	8		16
Reimbursement of affiliate and other expenses	10		169
Transaction and other costs	915		355
Share-based compensation	969		1,361
Pre-opening costs	2,395		3,650
Change in deferred amusement revenue and ticket liability	414		(169)
Adjusted EBITDA	$34,498	17.9%	$24,583	15.0%

EBITDA	$29,491	15.3%	$18,556	11.4%
Add back: General and administrative expenses	12,640		11,393
Pre-opening costs	2,395		3,650
Store-level EBITDA	$44,526	23.1%	$33,599	20.6%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 1, 2015		November 2, 2014

Food and beverage revenues	$292,604	46.2%	$256,077	47.4%
Amusement and other revenues	340,163	53.8%	283,605	52.6%
Total revenues	632,767	100.0%	539,682	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	76,235	26.1%	65,939	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	43,682	12.8%	39,335	13.9%
Total cost of products	119,917	19.0%	105,274	19.5%
Operating payroll and benefits	147,121	23.3%	126,357	23.4%
Other store operating expenses	188,769	29.7%	170,440	31.6%
General and administrative expenses	38,985	6.2%	31,462	5.8%
Depreciation and amortization expense	58,247	9.2%	52,321	9.7%
Pre-opening costs	7,754	1.2%	7,942	1.5%
Total operating costs	560,793	88.6%	493,796	91.5%

Operating income	71,974	11.4%	45,886	8.5%

Interest expense, net	9,057	1.4%	29,826	5.5%
Loss on debt retirement	6,822	1.1%	27,578	5.1%

Income (loss) before provision (benefit) for income taxes	56,095	8.9%	(11,518)	-2.1%
Provision (benefit) for income taxes	19,426	3.1%	(4,494)	-0.8%
Net income (loss)	$36,669	5.8%	$(7,024)	-1.3%

Net income (loss) per share:
Basic	$0.90		$(0.21)
Diluted	$0.86		$(0.21)
Weighted average shares used in per share calculations:
Basic shares	40,775,253		33,763,436
Diluted shares	42,677,807		33,763,436
Note: Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014.

Other information:
Company-owned and operated stores open at end of period	77		70

Note: Our Farmingdale, New York location (which permanently closed on February 8, 2015) is included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 1, 2015		November 2, 2014

Net income (loss)	$36,669	5.8%	$(7,024)	-1.3%
Add back: Interest expense, net	9,057		29,826
Loss on debt retirement	6,822		27,578
Provision (benefit) for income taxes	19,426		(4,494)
Depreciation and amortization	58,247		52,321
EBITDA	130,221	20.6%	98,207	18.2%
Add back: Loss on asset disposal	1,165		1,267
Currency transaction (gain) loss	6		(4)
Reimbursement of affiliate and other expenses	40		472
Transaction and other costs	2,173		1,516
Share-based compensation	2,590		1,864
Pre-opening costs	7,754		7,942
Change in deferred amusement revenue and ticket liability	5,131		2,378
Adjusted EBITDA	$149,080	23.6%	$113,642	21.1%

EBITDA	$130,221	20.6%	$98,207	18.2%
Add back: General and administrative expenses	38,985		31,462
Pre-opening costs	7,754		7,942
Store-level EBITDA	$176,960	28.0%	$137,611	25.5%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Reconciliation of Net Income to Pro Forma Net Income (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended
	November 1, 2015	November 2, 2014
Net income (loss), as reported	$4,554	$(4,607)

Interest expense, net (a)	-	6,130
Loss on debt retirement (a)	-	1,592
Pro forma interest expense based on reduced debt balance (b)	-	(4,964)
Share-based compensation (c)	-	1,361
Pro forma share-based compensation (d)	-	(1,070)
Transaction costs (e)	750	331
Incremental public company costs (f)	-	(350)
Provision (benefit) for income taxes (g)	2,721	(2,207)
Pre-tax pro forma income (loss)	8,025	(3,784)
Pro forma provision (benefit) for income taxes (g)	3,013	(1,440)
Pro forma net income (loss)	$5,012	$(2,344)

Pro forma net income (loss) per share :
Pro forma basic	$0.12	$(0.06)
Pro forma diluted	$0.12	$(0.06)

Weighted average shares used in per share calculations:
Basic shares (h)	41,241,274	39,969,130
Diluted shares (i)	42,938,502	39,699,130

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing, accounting, consulting and other costs incurred investigating potential capital market transactions in 2014, and expenses recognized in the third quarter of 2015 related to a follow-on offering of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 shares issued in connection with our IPO as if they were outstanding at the beginning of the period.

(i) Diluted shares reflect the Basic shares as calculated above and the common stock equivalents in each period presented. Common stock equivalents for periods prior to our IPO give effect to the stock split described in note (h).

DAVE & BUSTER'S ENTERTAINMENT, INC.
Reconciliation of Net Income to Pro Forma Net Income (Unaudited)
(in thousands, except share and per share amounts)

	39 Weeks Ended
	November 1, 2015	November 2, 2014
Net income (loss), as reported	$36,669	$(7,024)

Interest expense, net (a)	-	29,826
Loss on debt retirement (a)	6,822	27,578
Pro forma interest expense based on reduced debt balance (b)	-	(14,925)
Share-based compensation (c)	-	1,864
Pro forma share-based compensation (d)	-	(2,765)
Transaction costs (e)	1,651	1,112
Incremental public company costs (f)	-	(1,050)
Provision (benefit) for income taxes (g)	19,426	(4,494)
Pre-tax pro forma income	64,568	30,122
Pro forma provision for income taxes (g)	22,360	11,445
Pro forma net income	$42,208	$18,677

Pro forma net income per share :
Pro forma basic	$1.04	$0.47
Pro forma diluted	$0.99	$0.45

Weighted average shares used in per share calculations:
Basic shares (h)	40,775,253	39,969,130
Diluted shares (i)	42,677,807	41,693,706

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing, accounting, consulting and other costs incurred investigating potential capital market transactions in 2014, and expenses recognized in 2015 related to follow-on offerings of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 shares issued in connection with our IPO as if they were outstanding at the beginning of the period.

(i) Diluted shares reflect the Basic shares as calculated above and the common stock equivalents in each period presented. Common stock equivalents for periods prior to our IPO give effect to the stock split described in note (h).